Filed Pursuant to Rule 433

Registration Statement No. 333-181059

Relating to

Preliminary Prospectus Supplement dated August 5, 2013 to

Prospectus dated April 30, 2012

THE ALLSTATE CORPORATION

$800,000,000 SERIES B 5.750% FIXED-TO-FLOATING RATE SUBORDINATED DEBENTURES DUE 2053

FINAL TERM SHEET

Dated August 5, 2013

Issuer:	The Allstate Corporation

Security Type:	Fixed-to-Floating Rate Subordinated Debentures

Expected Ratings (Moody’s/S&P)*:	Baa1 (Stable)/BBB (Stable)

Format:	SEC Registered

Trade Date:	August 5, 2013

Settlement Date:	August 8, 2013 (T+3)

Maturity Date:	August 15, 2053

Principal Amount:	$800,000,000

Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

Price to Public:	100.000% of principal amount

Underwriting Discount:	1.000%

Interest Rate and Interest Payment Dates during Fixed-Rate Period:

5.750%, accruing from and including August 8, 2013 to, but excluding, August 15, 2023, payable semi-annually in arrears on February 15 and August 15, beginning on February 15, 2014 and ending on August 15, 2023

Interest Rate and Interest Payment Dates during Floating-Rate Period:	Three-month LIBOR plus 2.938%, accruing from and including August 15, 2023, payable quarterly in arrears on February 15, May 15, August 15 and November 15, beginning on November 15, 2023

Day Count Convention:	30/360 during the Fixed-Rate Period and Actual/360 during the Floating-Rate Period

Optional Redemption:

Redeemable in whole at any time or in part from time to time on or after August 15, 2023 at a redemption price equal to 100% of the principal amount of the debentures being redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption

Redemption after the Occurrence of a Tax Event or Rating Agency Event:

Redeemable in whole, but not in part, at any time prior to August 15, 2023, within 90 days after the occurrence of a “tax event” (as defined in the preliminary prospectus supplement) at a redemption price equal to 100% of the principal amount of the debentures being redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption.

Redeemable in whole, but not in part, at any time prior to August 15, 2023, within 90 days after the occurrence of a “rating agency event” (as defined in the preliminary prospectus supplement) at a redemption price equal to the greater of (i) 100% of the principal amount of the debentures being redeemed or (ii) the present value of a principal payment on August 15, 2023 and scheduled payments of interest that would have accrued from the redemption date to August 15, 2023 on the debentures being redeemed, discounted to the redemption date on a semi-annual basis at a discount rate equal to the treasury rate plus 50 basis points, plus accrued and unpaid interest to, but excluding, the date of redemption

CUSIP/ISIN:	020002BB6 / US020002BB69

Joint Book-Runners:	J.P. Morgan Securities LLC Barclays Capital Inc. Citigroup Global Markets Inc. Goldman, Sachs & Co.

Senior Co-Managers:	Wells Fargo Securities, LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC U.S. Bancorp Investments, Inc.

Junior Co-Managers:	The Williams Capital Group, L.P. BNY Mellon Capital Markets, LLC PNC Capital Markets LLC

*Note: An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the Series B 5.750% Fixed-to-Floating Rate Subordinated Debentures due 2053 should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The Allstate Corporation has filed a registration statement (including a prospectus and related prospectus supplement) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus supplement and prospectus for this offering in that registration statement, and other documents that The Allstate Corporation has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus by calling J.P. Morgan Securities LLC collect at 1-212-834-4533; Barclays Capital Inc. toll-free at 1-888-603-5847; Citigroup Global Markets Inc., toll-free at 1-800-831-9146; or Goldman, Sachs & Co. toll-free at 1-866-471-2526.